Exhibit (h) (3) (ii)

AMENDMENT NO. 2

TO THE

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

AMENDMENT NO. 2 to the Amended and Restated Expense Limitation Agreement (“Amendment No. 2”), dated as of [            , 2013], between AXA Premier VIP Trust, a Delaware statutory trust (the “Trust”) and AXA Equitable Funds Management Group, LLC (“FMG LLC”), a Delaware limited liability company.

Effective as of [            , 2013], the Trust and FMG LLC agree to modify and amend the Expense Limitation Agreement (the “Agreement”), dated as of March 15, 2012, between them as follows:

1.	Schedule A. Schedule A to the Agreement, which sets forth the Portfolios of the Trust, is hereby replaced in its entirety by this Amendment No. 2 to Schedule A attached hereto. Schedule A is being amended to add the following Portfolios.

[Charter Fixed Income Portfolio

Charter Conservative Portfolio

Charter Moderate Portfolio

Charter Moderate Growth Portfolio

Charter Growth Portfolio

Charter Aggressive Growth Portfolio

Charter Equity Portfolio

Charter International Conservative Portfolio

Charter International Moderate Portfolio

Charter International Growth Portfolio

Charter Income Strategies Portfolio

Charter Interest Rate Strategies Portfolio

Charter Real Assets Portfolio

Charter Multi Alternative 100 Conservative Portfolio

Charter Multi Alternative 100 Moderate Portfolio

Charter Multi Alternative 100 Growth Portfolio

Target 2055 Allocation Portfolio]

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

AXA PREMIER VIP TRUST		AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

By:		By:
	Brian Walsh Chief Financial Officer and Treasurer		Steven M. Joenk Chairman, Chief Executive Officer and President

AMENDMENT NO. 2

SCHEDULE A

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Portfolios of the Trust:

	Maximum Annual Operating Expense Limit
Portfolio	Class K	Class A+	Class B+
Multimanager Aggressive Equity Portfolio	0.80%	1.05%	1.05%
Multimanager Core Bond Portfolio	0.75%	1.00%	1.00%
Multimanager International Equity Portfolio	1.05%	1.30%	1.30%
Multimanager Large Cap Core Equity Portfolio	0.90%	1.15%	1.15%
Multimanager Large Cap Value Portfolio	0.90%	1.15%	1.15%
Multimanager Mid Cap Growth Portfolio	1.00%	1.25%	1.25%
Multimanager Mid Cap Value Portfolio	1.00%	1.25%	1.25%
Multimanager Multi-Sector Bond Portfolio	0.75%	1.00%	1.00%
Multimanager Small Cap Growth Portfolio	1.05%	1.30%	1.30%
Multimanager Small Cap Value Portfolio	1.05%	1.30%	1.30%
Multimanager Technology Portfolio	1.15%	1.40%	1.40%
AXA Aggressive Allocation Portfolio*	1.00%	1.25%	1.25%
AXA Conservative Allocation Portfolio*	0.75%	1.00%	1.00%
AXA Conservative-Plus Allocation Portfolio*	0.85%	1.10%	1.10%
AXA Moderate Allocation Portfolio*	0.90%	1.15%	1.15%
AXA Moderate-Plus Allocation Portfolio*	0.95%	1.20%	1.20%
[Charter Fixed Income Portfolio]
[Charter Conservative Portfolio]
[Charter Moderate Portfolio]
[Charter Moderate Growth Portfolio]
[Charter Growth Portfolio]
[Charter Aggressive Growth Portfolio]
[Charter Equity Portfolio]
[Charter International Conservative Portfolio]
[Charter International Moderate Portfolio]
[Charter International Growth Portfolio]
[Charter Income Strategies Portfolio]
[Charter Interest Rate Strategies Portfolio]
[Charter Real Assets Portfolio]
[Charter Multi Alternative 100 Conservative Portfolio]
[Charter Multi Alternative 100 Moderate Portfolio]
[Charter Multi Alternative 100 Growth Portfolio]
Target 2015 Allocation Portfolio	0.35%	0.60%	0.60%
Target 2025 Allocation Portfolio	0.35%	0.60%	0.60%
Target 2035 Allocation Portfolio	0.35%	0.60%	0.60%
Target 2045 Allocation Portfolio	0.35%	0.60%	0.60%
[Target 2055 Allocation Portfolio]

+	Includes amounts payable pursuant to Rule 12b-1
*	Includes fees and expenses of underlying investment companies in which the Portfolio invests